EXHIBIT 5.1

May 18, 2006
Global Cash Access Holdings, Inc.
3525 East Post Road, suite 120
Las Vegas, Nevada 89120
Re: Registration Statement on Form S-1
Ladies and Gentlemen:
     We are acting as counsel to Global Cash Access Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration of 10,400,000 shares of the Company’s Common Stock, par value $0.001 per share, (the “Shares”), pursuant to a Registration Statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Shares are being sold by the Selling Stockholders identified as such in the Registration Statement.
     As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We are not licensed to practice law in the State of Delaware, and our opinions as to the Delaware General Corporation Law are based solely on our review of standard compilations of the official statutes of Delaware.
     Based upon the foregoing, we are of the opinion that the Shares to be registered for sale by the Selling Stockholders have been duly authorized by the Company, and are validly issued, fully paid and nonassessable under the Delaware General Corporation Law.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.
Very truly yours,
/s/ Morrison & Foerster LLP